Exhibit 21.1
LIST OF SUBSIDIARIES OF DIGITALGLOBE, INC.
As of December 31, 2010

	State or
	Country of	%	Name Doing
Legal Entity	Incorporation	Ownership	Business As
DG Consents Sub, Inc.	Delaware	100%	DG Consents Sub, Inc.
DigitalGlobe International, Inc.	Colorado	100%	DigitalGlobe International, Inc.